Exhibit 99.1

Contacts:

Tor Constantino

QuintilesIMS Media Relations

tor.constantino@quintilesims.com

+1.484.567.6732 (office / mobile)

Tom Kinsley

QuintilesIMS Investor Relations

tom.kinsley@quintilesims.com

+1.203.448.4691

News

For Immediate Release

Phil Bridges

QuintilesIMS Media Relations

phil.bridges@quintilesims.com

+1.919.998.1653 (office)

+1.919.457.6347 (mobile)

Todd Kasper

QuintilesIMS Investor Relations

todd.kasper@quintilesims.com

+1.919.998.2590

QuintilesIMS: Merger Creates a Leading Global Integrated

Information and Technology-Enabled Healthcare Service Provider

DANBURY, Conn., & RESEARCH TRIANGLE PARK, N.C., October 3, 2016

— Quintiles IMS Holdings, Inc. (NYSE:Q) today announced that it has successfully completed its merger of equals transaction between IMS Health Holdings, Inc. (NYSE:IMS) and Quintiles Transnational Holdings Inc. The merger of IMS Health, a leading global information and technology services company, and Quintiles, the world’s largest provider of product development and integrated healthcare services, creates a leading information and tech-enabled healthcare service provider with global scale and reach, and a full suite of end-to-end clinical and commercial offerings.

Merger Close Details

Today IMS Health merged into Quintiles with Quintiles as the surviving company renamed Quintiles IMS Holdings, Inc. and known as QuintilesIMS. Shares of IMS Health were halted from trading today on the NYSE and will no longer be traded. Under the terms of the merger agreement, at the effective time of the merger, each share of IMS Health was automatically converted into 0.3840 of a share of Quintiles stock.

About QuintilesIMS

QuintilesIMS (NYSE:Q) is a leading integrated information and technology-enabled healthcare service provider worldwide, dedicated to helping its clients improve their clinical, scientific and commercial results. Formed through the merger of Quintiles and IMS Health, QuintilesIMS’s approximately 50,000 employees conduct operations in more than 100 countries. Companies seeking to improve real-world patient outcomes and enhanced clinical trial outsourcing through treatment innovations, care provision and access can leverage QuintilesIMS’s broad range of healthcare information, technology and service solutions to drive new insights and approaches. QuintilesIMS provides solutions that span clinical to commercial bringing clients a unique opportunity to realize the full potential of innovations and advance healthcare outcomes.

As a global leader in protecting individual patient privacy, QuintilesIMS uses healthcare data to deliver critical, real-world disease and treatment insights. Through a wide variety of privacy-enhancing technologies and safeguards, QuintilesIMS protects individual privacy while managing information to drive healthcare forward. These insights and execution capabilities help biotech, medical device, and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders in the development and approval of new therapies, identify unmet treatment needs and understand the safety, effectiveness and value of pharmaceutical products in improving overall health outcomes. To learn more, visit www.QuintilesIMS.com.

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